EXHIBIT 99.1

FOR IMMEDIATE RELEASE

STERLING CONSTRUCTION COMPANY, INC. REPORTS
2011 THIRD QUARTER RESULTS

HOUSTON, TX – November 8, 2011 – Sterling Construction Company, Inc. (NasdaqGS: STRL) (“Sterling” or “the Company”) today announced financial results for the third quarter and nine months ended September 30, 2011.

$ in millions (except per share data)	3 Months Ended 9/30/11 9/30/10		% Change *	9 Months Ended 9/30/11 9/30/10		% Change*
Revenues	$159.4	$118.9	34.1%	$387.2	$321.9	20.3%
Gross profit	$14.8	$13.0	13.5%	$35.9	$34.0	5.8%
Gross margin	9.3%	10.9%	(14.7)%	9.3%	10.5%	(11.4)%
Operating income	$7.8	$6.2	25.8%	$16.7	$16.4	2.2%
Net income attributable to common stockholders	$3.5	$3.5	(1.0)%	$7.7	$9.7	(20.6)%
Diluted net income per share attributable to common stockholders	$0.21	$0.21	0.0	$0.47	$0.59	(20.3)%

* The percentages and amounts shown for changes between periods in the table above and in the discussions below are based on the amounts reported in the Form 10-Q and may differ from the amounts which would have been calculated from the table above as a result of rounding.

As was the case in the first half of the year, the increase in third quarter revenues was primarily due to execution on contracts awarded in 2010 in our Texas markets and increased revenues resulting from a higher level of activity on joint ventures in which we participate, primarily in Utah.  In addition, the Company had  revenues in Arizona and California, two new markets, as a result of acquisitions completed on August 1, 2011.  With respect to Nevada, comparable third quarter revenues increased modestly, but for the first nine months declined from the prior year period due to fewer construction contracts.  The increase in third quarter revenues in Texas, as was the case in the first six months of 2011, was less than expected due to customer delays in starting two sizable contracts.  Revenues from our Texas markets for the nine month period was also impacted by severe adverse weather conditions during the first quarter of 2011.

The increase in third quarter and year to date revenues resulted in an increase in gross profit for the periods; however, gross margins for the quarter and nine month periods decreased as compared to gross margins in the 2010 periods.  As has been the case since 2008, gross margins have been negatively impacted by on-going competitive bidding pressures.  In addition, in Texas margins were impacted by higher than anticipated job costs and lower than expected activity levels resulting in under absorption of indirect costs.  Results for jobs in our Nevada market were also impacted by the lower number of construction contracts.  These decreases were partially offset by higher margins on jobs in our Utah market.

Operating income for the third quarter of 2011 was 25.8% ahead of last year’s third quarter and substantially the same for the first nine months of the current and prior years.  In addition to the improvements in gross profit discussed above, for the third quarter and nine months ended September 30, 2011, there were improvements as a result of gains on sales of equipment versus losses in the prior periods.  These improvements were offset in part by an increase in general and administrative expenses due primarily to acquisition and other legal costs as well as an increase in salaries, wages and related benefits resulting primarily from added positions. However as a percentage of revenues, G&A expenses declined to 4.4% and 5.0% for the quarter and first nine months of 2011, respectively, from 5.7% and 5.4%, respectively, for the same periods in 2010.

Our effective income tax rates for the nine months ended September 30, 2011 and 2010 were 19.4% and 27.8%, respectively, and varied from the statutory rate primarily as a result of net income attributable to the noncontrolling interest owners which is taxed to those owners rather than to Sterling.

Working capital as of September 30, 2011 approximated $106 million and includes cash, cash equivalents and short-term investments of $66 million.  We have amended our Credit Facility to extend the maturity date to September 30, 2016.  Up to $50 million in borrowings are available under the amended Credit Facility with an optional increase amount of $50 million.

At September 30, 2011, backlog was $672 million as compared to $720 million as of June 30, 2011 and $575 million at September 30, 2010.  Backlog at September 30, 2011, includes $19 million applicable to consolidated joint ventures where we have a controlling interest, which is the entire amount of such joint ventures’ backlog, as well as $143 million where we have a noncontrolling interest, which represents Sterling’s proportionate share of such joint ventures’ backlog.  We were awarded or were the apparent low bidder on contracts of $55 million during the third quarter of 2011.  Backlog decreased during the three months ended September 30, 2011 as a result of fewer awarded contracts in our Nevada and Utah markets.  This was offset in part by approximately $36 million attributable to our August 1, 2011 acquisitions in Arizona and California.

Patrick T. Manning, Sterling’s Chairman and Chief Executive Officer commented, “While we are pleased by the nearly 34% increase in comparable third quarter revenues and 20% increase in year to date revenues, as well as by the sequential quarterly revenue increases throughout this year, we continue to expect that net income attributable to Sterling common stockholders and corresponding diluted earnings per common share will be significantly less than that of 2010.  We believe that the long term outlook for a new Federal Highway Bill is improving with both the House and the Senate beginning to work together, but nothing is expected before the March 2012 expiration date for the current extension.  The provisions of any bill that is enacted are subject to the prevailing political forces in Congress and our legislators’ views on how to manage the budget deficit as well as the struggling economy.  Reductions in spending for highway and bridge construction continue to constrain contract awards in our markets.  Municipal expenditures for road, bridge and water infrastructure construction have also declined because the property and other tax collections on which municipalities rely have been severely affected by declining home sales and high foreclosure rates.”

Mr. Manning continued, “Despite the difficult business environment in many of our markets over the past several years, we have continued to pursue and win profitable business, expand into new markets, enhance our skills and equipment portfolio, maintain a solid financial position, buy back our stock and overall, prepare for a resumption of normalized business conditions.  To that end, we spent $19.6 million in the first nine months of 2011 to purchase equipment and to expand office and shop facilities compared to $7.8 million spent in the first nine months of 2010.  We expanded our geographic footprint by the purchase on August 1, 2011 of J. Banicki Construction, Inc., a heavy civil construction business operating in Arizona, for $8 million with additional consideration of up to $5 million payable if contractual earnings requirements are met.  Also on August 1, 2011, we acquired a 50% interest in a construction limited partnership located in California for $1.3 million which was funded by available cash.”

Conference Call and Filings
Sterling’s management will hold a conference call to discuss these results and recent corporate developments, at 11:00 am ET/10:00 am CT tomorrow, Wednesday, November 9, 2011.  Interested parties may participate in the call by dialing (201) 493-6744 ten minutes before the conference call is scheduled to begin, and asking for the Sterling Construction call.

To listen to a simultaneous webcast of the call, please go to the Company’s website at www.sterlingconstructionco.com at least 15 minutes early to download and install any necessary audio software.  If you are unable to listen live, the conference call webcast will be available on the Company’s website for 30 days.  We suggest listeners use Microsoft Explorer as their web browser.

The Company filed its 2011 Third Quarter Report on Form 10-Q with the U.S. Securities and Exchange Commission on November 8, 2011.

Sterling is a leading heavy civil construction company that specializes in the building and reconstruction of transportation and water infrastructure in large markets in Texas, Utah, Nevada, Arizona, California and other states where there are construction opportunities.  Its transportation infrastructure projects include highways, roads, bridges and light rail and its water infrastructure projects include water, wastewater and storm drainage systems.

This press release includes certain statements that fall within the definition of "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties, including overall economic and market conditions, federal, state and local government funding, competitors' and customers' actions, and weather conditions, which could cause actual results to differ materially from those anticipated, including those risks identified in the Company's filings with the Securities and Exchange Commission. Accordingly, such statements should be considered in light of these risks. Any prediction by the Company is only a statement of management's belief at the time the prediction is made. There can be no assurance that any prediction once made will continue thereafter to reflect management's belief, and the Company does not undertake to update publicly its predictions, whether as a result of new information, future events or otherwise.

Contact:
Sterling Construction Company, Inc.	Investor Relations Counsel
Brian Manning	The Equity Group Inc.
EVP & Chief Business Development Officer	Linda Latman 212-836-9609
Elizabeth Brumley	Lena Cati 212-836-9611
Chief Accounting Officer & Controller
281-821-9091

 (See Accompanying Tables)

STERLING CONSTRUCTION COMPANY, INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
 (Amounts in thousands, except share and per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Revenues	$159,427	$118,874	$387,167	$321,896
Cost of revenues	144,671	105,876	351,230	287,942
Gross profit	14,756	12,998	35,937	33,954
General and administrative expenses	(7,071)	(6,774)	(19,427)	(17,482)
Other income (expense)	76	(45)	226	(97)
Operating income	7,761	6,179	16,736	16,375
Gain (loss) on sale of securities and other	212	80	(33)	1,044
Interest income	309	583	1,252	1,268
Interest expense	(357)	(297)	(945)	(891)
Income before income taxes and earnings attributable to noncontrolling interests	7,925	6,545	17,010	17,796
Income tax expense	(1,984)	(1,824)	(3,295)	(4,945)
Net income	5,941	4,721	13,715	12,851
Noncontrolling owners’ interests in earnings of subsidiaries and joint ventures	(2,480)	(1,225)	(5,999)	(3,136)
Net income attributable to Sterling common stockholders	$3,461	$3,496	$7,716	$9,715

Net income per share attributable to Sterling common stockholders:
Basic	$0.21	$0.22	$0.47	$0.60
Diluted	$0.21	$0.21	$0.47	$0.59

Weighted average number of common shares outstanding used in computing per share amounts:
Basic	16,385,729	16,199,356	16,444,302	16,135,108
Diluted	16,440,835	16,549,056	16,558,074	16,548,062

STERLING CONSTRUCTION COMPANY, INC. & SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
 (Amounts in thousands, except share and per share data)

	September 30, 2011		December 31, 2010
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents		$16,650		$49,441
Short-term investments		49,824		35,752
Contracts receivable, including retainage		92,909		70,301
Costs and estimated earnings in excess of billings on uncompleted contracts		25,660		10,058
Inventories		1,910		1,479
Income tax receivable		1,366		--
Deferred tax asset, net		78		82
Receivables from and equity in construction joint ventures		8,135		6,744
Deposits and other current assets		1,536		2,472
Total current assets		198,068		176,329
Property and equipment, net		83,719		74,681
Goodwill		121,010		114,745
Other assets, net		1,237		1,376
Total assets		$404,034		$367,131
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable		$51,379		$37,631
Billings in excess of costs and estimated earnings on uncompleted contracts		15,967		17,807
Current maturities of long-term debt		573		73
Income taxes payable		156		1,493
Accrued compensation		9,051		6,920
Liability for put exercised by noncontrolling owner		8,205		--
Other current liabilities		6,556		5,127
Total current liabilities		91,887		69,051
Long-term liabilities:
Long-term debt, net of current maturities		8,281		336
Deferred tax liability, net		22,524		18,591
Other long-term liabilities		2,657		--
Total long-term liabilities		33,462		18,927
Commitments and contingencies
Liability for noncontrolling owners' interests in subsidiaries and joint ventures		21,943		28,724
Equity:
Sterling stockholders’ equity:
Preferred stock, par value $0.01 per share; 1,000,000 shares authorized, none issued		--		--
Common stock, par value $0.01 per share; 19,000,000 shares authorized, 16,443,114 and 16,468,369 shares issued		164		164
Treasury stock, 122,002 and 3,147 shares of common stock		(1,432)		--
Additional paid in capital		197,463		198,849
Retained earnings		59,101		51,553
Accumulated other comprehensive income (loss)		140		(137)
Total Sterling common stockholders’ equity		255,436		250,429
Noncontrolling interests		1,306		--
Total equity		256,742		250,429
Total liabilities and equity	$ $	404,034	$ $	367,131